Registration Nos. 333-237235,

333-218556, 333-211902, 333-187287,

333-172137, and 333-172136

As filed with the Securities and Exchange Commission on April 7, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-172136

Form S-8 Registration Statement No. 333-218556

Form S-8 Registration Statement No. 333-237235

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S-8 Registration Statement No. 333-172137

Form S-8 Registration Statement No. 333-187287

Form S-8 Registration Statement No. 333-211902

UNDER THE SECURITIES ACT OF 1933

MTS SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0908057
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14000 Technology Drive, Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

MTS SYSTEMS CORPORATION 2017 STOCK INCENTIVE PLAN

MTS SYSTEMS CORPORATION 2012 EMPLOYEE STOCK PURCHASE PLAN

MTS SYSTEMS CORPORATION 2011 STOCK INCENTIVE PLAN

(Full title of the plan)

Brian T. Ross Executive Vice President and Chief Financial Officer
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

(952) 937-4000

(Name, address and telephone number, including area code of agent for service)

With copies to:

Melodie R. Rose
Amanda K. Lorentz
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Fax: (612) 492-7077

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE
TERMINATION OF REGISTRATION

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by MTS Systems Corporation, a Minnesota corporation (the “Company”), to deregister all shares of common stock, par value $0.25 per share, of the Company (“Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”):

-	File No. 333-172136 filed with the Commission on February 9, 2011, pertaining to the registration of 750,000 Shares issuable under the MTS Systems Corporation 2012 Employee Stock Purchase Plan.
-	File No. 333-172137 filed with the Commission on February 9, 2011, pertaining to the registration of 1,000,000 Shares issuable under the MTS Systems Corporation 2011 Stock Incentive Plan.
-	File No. 333-187287 filed with the Commission on March 15, 2013, pertaining to the registration of 1,300,000 Shares issuable under the MTS Systems Corporation 2011 Stock Incentive Plan.
-	File No. 333-211902 filed with the Commission on June 7, 2016, pertaining to the registration of 1,500,000 Shares issuable under the MTS Systems Corporation 2011 Stock Incentive Plan.
-	File No. 333-218556 filed with the Commission on June 7, 2017, pertaining to the registration of 1,500,000 Shares issuable under the MTS Systems Corporation 2017 Stock Incentive Plan.
-	File No. 333-237235 filed with the Commission on March 17, 2020, pertaining to the registration of 500,000 Shares issuable under the MTS Systems Corporation 2017 Stock Incentive Plan.

On April 7, 2021 pursuant to an Agreement and Plan of Merger, dated December 8, 2020, by and among the Company, Amphenol Corporation, a Delaware corporation (“Parent”), and Moon Merger Sub Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Sub”), Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has become a wholly-owned subsidiary of Parent and has terminated all offerings of its Shares pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unissued and unsold at the termination of the offering, the Company hereby removes from registration all Shares under the Registration Statements which remained unissued and unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota on April 7, 2021.

MTS SYSTEMS CORPORATION

By:	/s/ Brian T. Ross
Brian T. Ross
Executive Vice President and Chief Financial Officer

No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.